Exhibit 10.1
EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (“Agreement”), entered into as of November 7, 2011 (the “Effective Date”), by and between Impax Laboratories, Inc., a Delaware corporation (the “Company”), and Carole Ben-Maimon (the “Executive”).
WITNESSETH:
WHEREAS, the Executive possesses unique personal knowledge, experience and expertise;
WHEREAS, the parties have each signed a letter for an offer of employment dated August 18, 2011 (“Former Offer”);
WHEREAS, the parties wish that this Agreement supersede and completely replace the Former Offer;
WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, upon the terms and subject to the conditions set forth in the Agreement; and
WHEREAS, effective as of the Effective Date, the Company and the Executive desire to enter into the Agreement as to the terms and conditions of the Executive’s employment with the Company.
NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. EMPLOYMENT AND DUTIES
1.1 Term of Employment. The Executive’s initial term of employment commenced on September 6, 2011 (the “Hire Date”) and shall continue until December 31, 2012 (the “Initial Term”), unless further extended or earlier terminated as provided in the Agreement. The Agreement will automatically be renewed for single one-year periods unless written notice of non-renewal is provided by either party at least 90 days prior to the end of the Initial Term or the successive one-year period then in effect or unless earlier terminated as provided in the Agreement. Neither non-renewal of the Agreement for additional periods after December 31, 2012, nor expiration of the Agreement as a result of such non-renewal, shall, by itself, result in termination of Executive’s employment. The period of time between the Hire Date and the termination of the Executive’s employment under the Agreement or the expiration of the Agreement, whichever is earlier, shall be referred to herein as the “Term.”

1.2 General.
1.2.1 During the Term, the Executive shall have the title of President Generic Products Division (Global Pharmaceuticals) for the Company and shall have general supervision of the Company’s generic business unit and such other authorities, duties and responsibilities as may from time to time be delegated to her by the Chief Executive Officer of the Company. The Executive shall faithfully and diligently discharge her duties hereunder and use her best efforts to implement the policies established by the Board of Directors of the Company (the “Board”) from time to time. During the Term, the Executive shall report to the Chief Executive Officer.
1.2.2 The Executive shall devote all of her business time, attention, knowledge and skills faithfully, diligently and to the best of her ability, in furtherance of the business and activities of the Company; provided, however, that nothing in the Agreement shall preclude the Executive from devoting reasonable periods of time required for:
(i) serving as a director or member of a committee of up to three (3) organizations or corporations that do not, in the good faith determination of the Board, compete with the Company or otherwise create, or could create, in the good faith determination of the Board, a conflict of interest with the business of the Company;
(ii) delivering lectures, fulfilling speaking engagements, and any writing or publication relating to her area of expertise; provided, however, that any fees, royalties or honorariums received therefrom shall be promptly turned over to the Company;
(iii) engaging in professional organization and program activities;
(iv) managing her personal passive investments and affairs; and
(v) participating in charitable or community affairs;
provided that such activities do not materially, individually or in the aggregate, interfere with the due performance of her duties and responsibilities under the Agreement or create a conflict of interest with the business of the Company, as determined in good faith by the Board.
1.3 Reimbursement of Expenses. During the Term, the Company shall pay the reasonable expenses incurred by the Executive in the performance of her duties hereunder, including, without limitation, those incurred in connection with business related travel or entertainment, or, if such expenses are paid directly by the Executive, the Company shall promptly reimburse her for such payments, provided that the Executive properly accounts for such expenses in accordance with the Company’s business expense reimbursement policy. To the extent any such reimbursements (and any other reimbursements of costs and expenses provided for herein) are includable in the Executive’s gross income for Federal income tax purposes, all such reimbursements shall be made no later than March 15 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred.

2. COMPENSATION
2.1 Base Salary. During the Term, the Executive shall be entitled to receive a base salary at the annual rate of $470,000.00, subject to increase or decrease, as determined by the Board or its Compensation Committee from time to time in its discretion, payable in accordance with the payroll practices of the Company (the “Base Salary”).
2.2 Incentive Bonuses. In addition to the Base Salary, during the Term the Executive shall participate in the Company’s management bonus program whereby the Executive will be eligible to receive an annual cash incentive bonus based upon a percentage of the Base Salary and attainment of goals established in writing by the Board or its Compensation Committee at the beginning of each year (together with the one-time cash payment referred to in the last sentence of the Section 2.2, the “Incentive Bonus”) for each completed calendar year (subject to Section 5.4 hereof) of service with the Company. Such bonus shall be paid within 2-1/2 months following the end of the calendar year to which it relates. The Executive’s potential bonus for 2011 (targeted at 60% of the Base Salary and potentially up to 90% of the Base Salary depending upon the achievement of certain business and individual objectives and criteria) will be prorated based on the number of days that have elapsed between the Hire Date and December 31, 2011. In addition, the Company shall pay the Executive a one-time cash payment for 2011, concurrent with the timing of any bonus payments for 2011, in the amount of the difference between the prorated bonus amount the Executive actually receives and the amount that she would have been eligible to receive, had she been employed with the Company on July 1, 2011.
2.3 Options and Stock Awards. During the Term, the Executive shall be eligible to receive grants of stock options and restricted stock in such amounts and subject to such terms as determined by the Compensation Committee in its sole discretion.
2.4 Prior Options and Stock Awards. Executive acknowledges and agrees that the Company has awarded her: (i) an option to purchase 75,000 shares of the Company’s common stock, and (ii) 24,000 shares of Restricted Stock, in each case subject to the Company’s normal vesting schedule of 25% per year starting on the first anniversary of the grant, so long as the Executive remains employed by the Company.
2.5 Hiring Bonus. The Company shall pay the Executive a one-time hiring bonus of $75,000.00, less applicable taxes and other required withholdings (“Hiring Bonus”). Executive acknowledges and agrees that she has received one-half the Hiring Bonus in the gross amount of $37,500, less standard deductions and withholdings. The second half of the Hiring Bonus in the gross amount of $37,500.00, less standard deductions and withholdings shall be paid on the first payroll date following the first year anniversary of the Hire Date; provided, however, if within one (1) year of the Hire Date the Executive voluntarily terminates her employment without Good Reason or the Company terminates the Executive’s employment for Cause (as such terms are defined below), then the Executive shall repay the Company, within thirty (30) days after the Company’s demand therefore, the full amount of the Hiring Bonus received, and if within the second year following the Hire Date the Executive voluntarily terminates her employment without Good Reason or the Company terminates the Executive’s employment for Cause (as such terms are defined below), then the Executive shall repay the Company, within thirty (30) days after the Company’s demand therefore, one-half of the amount of the Hiring Bonus received.

2.6 Additional Compensation. During the Term, in addition to the foregoing, the Executive shall be eligible to receive such other compensation as may from time to time be awarded her by either the Board or the Compensation Committee in its sole discretion.
3. PLACE OF PERFORMANCE
In connection with her employment by the Company, the Executive shall be based at the Company’s offices in Chalfont, Pennsylvania.
4. EMPLOYEE BENEFITS
During the Term, the Executive shall be entitled to paid time off generally made available to executive personnel of the Company and to participate in and have the benefit of all group life, disability, hospital, surgical and major medical insurance plans and programs and other employee benefit plans and programs as generally are made available to executive personnel of the Company, as such benefit plans or programs may be amended or terminated in the sole discretion of the Board and with the concurrence of the Compensation Committee, from time to time. The Executive shall accrue up to sixteen (16) days of paid time off each calendar year which will accrue on a weekly basis (paid time off cannot be used until it is accrued).
5. TERMINATION OF EMPLOYMENT
5.1 General. The Executive’s employment under the Agreement may be terminated without any breach of the Agreement only on the following circumstances:
5.1.1 Death. The Executive’s employment under the Agreement shall terminate upon her death.
5.1.2 Disability. If the Executive suffers a Disability (as defined below), the Company may terminate the Executive’s employment under the Agreement upon 30 days prior written notice; provided that the Executive has not returned to full time performance of her duties during such 30-day period. For purposes of the Agreement, “Disability” shall mean the Executive’s inability to perform her duties and responsibilities hereunder, with or without reasonable accommodation, due to any physical or mental illness or incapacity, which condition either (i) has continued for a period of 180 days (including weekends and holidays) in any consecutive 365-day period, or (ii) is projected by the Board in good faith after consulting with a doctor selected by the Company and consented to by the Executive (or, in the event of the Executive’s incapacity, her legal representative), such consent not to be unreasonably withheld, that the condition is likely to continue for a period of at least six consecutive months from its commencement.

5.1.3 Good Reason. The Executive may terminate her employment under the Agreement for Good Reason (as defined below) at any time on or prior to the 60th day after the occurrence of any of the Good Reason events set forth in the following sentence. For purposes of the Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s consent and which is not cured by the Company upon written notice by the Executive, such notice to have been provided by the Executive within 30 days of any such event having occurred:
(i) any action or inaction by the Company constituting a material breach of the Agreement by the Company;
(ii) a material diminution of the authorities, duties or responsibilities of the Executive set forth in Section 1.2 above (other than temporarily while the Executive is physically or mentally incapacitated and unable to properly perform such duties, as determined by the Board in good faith);
(iii) the loss of any of the titles of the Executive with the Company set forth in Section 1.2 above;
(iv) a material reduction by the Company in the Base Salary or in any of the percentages of the Base Salary payable as an Incentive Bonus, but, except in the case of a reduction following a Change in Control (as defined below), not including (a) a reduction in the Base Salary or in any of the percentages of the Base Salary payable as an Incentive Bonus which is consistent with the reduction in the Base Salary or in any of the percentages of the Base Salary payable as an Incentive Bonus imposed on all senior executives of the Company or (b) a reduction in the Base Salary or in any of the percentages of the Base Salary payable as an Incentive Bonus based on the results of peer benchmark data obtained by the Board and after approval of the Board;
(v) the relocation of the Executive to an office more than 50 miles from its current location;
(vi) the assignment to the Executive of duties or responsibilities that are materially inconsistent with any of her duties and responsibilities set forth in Section 1.2 hereof;
(vii) a material change in the reporting structure set forth in Section 1.2.1 hereof; or
(viii) the failure of the Company to obtain the assumption in writing of its obligation to perform the Agreement by any successor in connection with a sale or other disposition by the Company of all or substantially all of the Company’s assets or businesses within 10 days after such sale or other disposition.
5.1.4 Without Good Reason. The Executive may voluntarily terminate her employment under the Agreement without Good Reason upon written notice by the Executive to the Company at least 60 days prior to the effective date of such termination (which termination the Company may, in its sole discretion, make effective earlier than the date set forth in the Notice of Termination (as defined below)).

5.1.5 Cause. The Company may terminate the Executive’s employment under the Agreement at any time for Cause (as defined below). For purposes of the Agreement, termination for “Cause” shall mean termination of the Executive’s employment because of the occurrence of any of the following as determined in good faith by the Board:
(i) the willful and continued failure by the Executive to substantially perform her obligations under the Agreement (other than any such failure resulting from the Executive’s incapacity due to a Disability); provided, however, that the Company shall have provided the Executive with a Notice of Termination specifying such failure and the Executive shall have been afforded at least 15 days within which to cure same;
(ii) the indictment of the Executive for, or her conviction of or plea of guilty or nolo contendere to, a felony or any other crime involving moral turpitude or dishonesty;
(iii) the Executive’s willful misconduct in the performance of her duties hereunder (including theft, fraud, embezzlement, and securities law violations or violation of the Company’s Code of Conduct or other written policies); or
(iv) the Executive’s willful misconduct other than in the performance of her duties for the Company (including theft, fraud, embezzlement, and securities law violations) that is actually or potentially materially injurious to the Company, monetarily or otherwise.
For purposes of the Section 5.1.5, no act or failure to act on the part of the Executive shall be considered “willful,” unless done, or omitted to be done, without reasonable belief that her action or omission was in, or not opposed to, the best interest of the Company (including its reputation). Prior to any termination for Cause, the Company shall provide the Executive with a Notice of Termination specifying the event constituting Cause and shall give the Executive the opportunity to appear before the Board to present her views on the Cause event. If, after such hearing, the majority of the full Board (excluding the Executive) does not support such termination, the Notice of Termination shall be rescinded. After providing the notice in the foregoing sentence, the Board may suspend the Executive with full pay and benefits until a final determination pursuant to the Section has been made.
5.1.6 Without Cause. The Company may terminate the Executive’s employment under the Agreement without Cause immediately upon written notice by the Company to the Executive, other than for death or Disability.
5.2 Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination by reason of the Executive’s death) shall be communicated by written Notice of Termination to the other party of the Agreement. For purposes of the Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in the Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide the basis for such termination.

5.3 Date of Termination. The “Date of Termination” shall mean (a) if the termination is the result of the Executive’s death, the date of her death, (b) if the termination is pursuant to Section 5.1.2 hereof, 30 days after the Notice of Termination is given (provided that the Executive shall not have returned to the performance of her duties on a full-time basis during such 30-day period), (c) if the termination is pursuant to Section 5.1.5 or Section 5.1.3 hereof, the date specified in the Notice of Termination after the expiration of any applicable cure period, (d) if the termination is pursuant to Section 5.1.4 hereof, the date specified in the Notice of Termination which shall be at least 60 days after the Notice of Termination is given, or such earlier date as the Company shall determine in its sole discretion, and (e) if the termination is pursuant to Section 5.1.6 hereof, the date on which the Notice of Termination is given.
5.4 Compensation Upon Termination.
5.4.1 Termination for Cause or without Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or by the Executive without Good Reason, then the Executive shall receive from the Company: (a) any earned but unpaid portion of the Base Salary through the Date of Termination, paid in accordance with the Company’s standard payroll practices; (b) any Incentive Bonus earned but unpaid for a prior fiscal year, paid in accordance with Section 2.2; (c) reimbursement for any unreimbursed expenses properly incurred and paid in accordance with Section 1.3 through the Date of Termination; (d) payment for any accrued but unused vacation time in accordance with Company policy; (e) all stock options and restricted stock previously granted to the Executive that have vested in accordance with the terms of such grants; and (f) such vested accrued benefits, and other payments, if any, as to which the Executive (and her eligible dependents) may be entitled under, and in accordance with the terms and conditions of, the employee benefit arrangements, plans and programs of the Company as of the Date of Termination, other than any severance pay plan (such amounts and benefits set forth in clauses (a) though (f) being referred to hereinafter as the “Amounts and Benefits”), and the Company shall have no further obligation with respect to the Agreement other than as provided in Sections 7.4, 8 and 9 hereof. Any stock options and restricted stock previously granted to the Executive that have not vested in accordance with the terms of their grants as of the Date of Termination shall be forfeited as of the Date of Termination.
5.4.2 Termination without Cause or For Good Reason. If, prior to the expiration of the Term, the Executive resigns from her employment hereunder for Good Reason or the Company terminates the Executive’s employment hereunder without Cause (other than a termination by reason of death or Disability), and Section 5.4.3 does not apply, then the Company shall pay or provide the Executive the Amounts and Benefits and, subject to Section 5.4.8:
(i) Subject to Section 9.9.2, an amount equal to the sum of (x) the balance of the Base Salary due under the Agreement or one and one half times the Base Salary as then in effect (without taking into account any reduction therein that constitutes a basis for Good Reason), whichever is the greater, plus (y) an amount equal to one and one half times the average of the Incentive Bonus the Executive received from the Company for all fiscal years completed during the Term, with the aggregate amount due paid in equal installments on the Company’s normal payroll dates for a period of 12 months from the Date of Termination in accordance with the normal payroll practices of the Company, with each such payment deemed to be a separate payment for the purposes of Code Section 409A (as defined below);

(ii) in the event such resignation or termination occurs following the Company’s first fiscal quarter of any year, a pro rata portion of the Executive’s Incentive Bonus for the fiscal year in which the Executive’s termination occurs based on actual results for such year (determined by multiplying the amount of such Incentive Bonus which would be due for the full fiscal year, as determined in good faith by the Board, by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Executive is employed by the Company and the denominator of which is 365), paid in accordance with, and at the times specified in, Section 2.2 (“Pro Rata Bonus”); and
(iii) the continuation of all benefits for 24 months from the Date of Termination.
In addition, subject to Section 5.4.8, the vesting of all unvested stock options and restricted stock previously granted to the Executive shall be accelerated by 12 months, and any such stock options, notwithstanding any provision to the contrary in the option or the plan pursuant to which the option was granted, shall remain exercisable for a period of 12 months following the Date of Termination.
5.4.3 Termination Following Change in Control. Anything contained herein to the contrary notwithstanding, if the Executive resigns from her employment hereunder for Good Reason, the Company terminates the Executive’s employment hereunder without Cause (other than a termination by reason of death or Disability) within 60 days preceding or 12 months following a Change in Control (as defined below), or the Term expires or is not renewed due to the Company’s delivery of a notice of nonrenewal and the Executive’s employment is then terminated without Cause within 12 months following a Change in Control, then the Company shall pay or provide the Executive the Amounts and Benefits and, subject to Section 5.4.8, a change-in-control payment as follows:
(i) subject to Section 9.9.2, an amount equal to the sum of (x) the balance of the Base Salary due under the Agreement or two and one quarter times the Base Salary as then in effect (without taking into account any reduction therein that constitutes a basis for Good Reason), whichever is the greater, plus (y) an amount equal to two and one quarter times the average of the Incentive Bonus the Executive received from the Company for all fiscal years completed during the Term, with the aggregate amount due paid in equal installments on the Company’s normal payroll dates for a period of 12 months from the Date of Termination in accordance with the normal payroll practices of the Company, with each such payment deemed to be a separate payment for the purposes of Code Section 409A (as defined below);
(ii) in the event such resignation or termination occurs following the Company’s first fiscal quarter of any year, a Pro Rata Bonus; and
(iii) the continuation of all benefits for 24 months from the Date of Termination.
In addition, subject to Section 5.4.8, the vesting of all unvested stock options and restricted stock previously granted to the Executive shall be accelerated to the Date of Termination, and any such stock options, notwithstanding any provision to the contrary in the option or the plan pursuant to which the option was granted, shall remain exercisable for a period of 12 months following the Date of Termination.

5.4.4 For purposes of the Agreement, a “Change in Control” shall be deemed to occur upon any of the following events, provided that such an event is a Change in Control Event within the meaning of Code Section 409A (as defined below): (a) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the common stock), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; (b) during any period of 12 consecutive months, the individuals who, at the beginning of such period, constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; (c) a merger or consolidation of the Company with any other corporation or other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto (and held by persons that are not affiliates of the acquirer) continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in clause (a) of the Section 5.4.4) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control; or (d) the consummation of a sale or other disposition by the Company of all or substantially all of the Company’s assets, including a liquidation, other than the sale or other disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the Company immediately prior to the time of the sale or other disposition.
5.4.5 Termination upon Death. In the event of the Executive’s death, the Company shall pay or provide to the Executive’s estate: (i) the Amounts and Benefits and (ii) a Pro Rata Bonus. In addition, (A) all of the then remaining unvested restricted stock previously granted to the Executive shall immediately become vested on the Date of Termination and shall be distributed to the Executive’s estate within 60 days of the Date of Termination and (B) the portion of the unvested stock options previously granted to the Executive that are scheduled to vest in the calendar year of the Executive’s death shall immediately become vested on the certification of the Compensation Committee based on the achievement of the performance goals for such year, calculated through the Date of Termination, and shall be distributed to the Executive’s estate 60 days after the Date of Termination. After giving effect to the foregoing, any portion of the stock options that remain unvested on the certification following the Executive’s death shall be forfeited.

5.4.6 Termination upon Disability. In the event the Company terminates the Executive’s employment hereunder for reason of Disability, the Company shall pay or provide to the Executive: (i) the Amounts and Benefits, (ii) a Pro Rata Bonus and (iii) medical benefits for six months. In addition, subject to Section 5.4.8, (A) 50% of the unvested restricted stock previously granted to the Executive shall immediately become vested on the Date of Termination and shall be distributed to the Executive as provided in, and subject to, Sections 5.4.8 and 9.9.2 and (B) the portion of the unvested stock options previously granted to the Executive that are scheduled to vest in the calendar year the Date of Termination occurs shall immediately become vested on the certification of the Compensation Committee based on the achievement of the performance goals for such year, calculated through the Date of Termination, and shall be distributed to the Executive as provided in, and subject to, Sections 5.4.8 and 9.9.2. After giving effect to the foregoing, any portion of the restricted shares and stock options that remain unvested on the certification following the Date of Termination shall be forfeited as of the Date of Termination.
5.4.7 No Mitigation or Offset. The Executive shall not be required to mitigate the amount of any payment provided for in the Section 5.4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in the Section 5.4 be reduced by any compensation earned by the Executive as the result of employment by another employer or business or by profits earned by the Executive from any other source at any time before and after the Date of Termination.
5.4.8 Release. Notwithstanding any provision to the contrary in the Agreement, the Company’s obligation to pay or provide the Executive with the payments and benefits under Sections 5.4.2 and 5.4.3 (other than the Amounts and Benefits), and any distributions with respect to the restricted stock and stock options under Sections 5.4.2, 5.4.3 and 5.4.6, shall be conditioned on the Executive’s execution and failure to revoke a waiver and general release in a form generally consistent with Exhibit A hereto (subject to such changes as may be necessary at the time of execution in order to make such release enforceable) (the “Release”). The Company shall provide the Release to the Executive within seven days following the applicable Date of Termination. In order to receive the payments and benefits under Sections 5.4.2 and 5.4.3 (other than the Amounts and Benefits) and the distributions with respect to the restricted stock and stock options under Sections 5.4.2, 5.4.3 and 5.4.6, the Executive will be required to execute and deliver the Release within 21 days after the date it is provided to her and not to revoke it within seven days following such execution and delivery. Notwithstanding anything to the contrary contained herein, (i) all payments delayed pursuant to the Section, except to the extent delayed pursuant to Section 9.9.2, shall be paid to the Executive in a lump sum on the first Company payroll date on or following the 60th day after the Date of Termination, and any remaining payments due under the Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein, with each such payment deemed to be a separate payment for the purposes of Code Section 409A (as defined below) and (ii) all distributions with respect to the restricted stock and stock options delayed pursuant to the Section, except to the extent delayed pursuant to Section 9.9.2, shall be distributed to the Executive on the 60th day after the Date of Termination.

6. INSURABILITY; RIGHT TO INSURE
The Company shall have the right to maintain key man life insurance in its own name covering the Executive’s life in an amount of up to $50,000,000.00. The Executive shall fully cooperate in the procuring of such insurance, including submitting to any required medical examination and by completing, executing and delivering such applications and other instrument in writing as may be reasonably required by any insurance company to which application for insurance may be made by the Company.
7. CONFIDENTIALITY; NON-SOLICITATION; NON-DISPARAGEMENT; COOPERATION
7.1 Confidential Information. The Company and the Executive acknowledge that the services to be performed by the Executive under the Agreement are unique and extraordinary and, as a result of such employment, the Executive shall be in possession of Confidential Information (as defined below) relating to the business practices of the Company and its subsidiaries and affiliates (collectively, the “Company Group”). The term “Confidential Information” shall mean any and all information (oral and written) relating to the Company Group, or any of their respective activities, or of the clients, customers or business practices of the Company Group, other than such information which (i) is generally available to the public or within the relevant trade or industry, other than as the result of breach of the provisions of the Section 7.1, or (ii) the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law. Confidential Information includes, but is not limited to, information that the Executive creates, develops, derives, obtains, makes known, or learns about which has commercial value in the business in which the Company Group is involved and which is treated by the Company Group as confidential, such as trade secrets, ideas, processes, formulas, compounds, compositions, research and clinical data, know-how, discoveries, developments, designs, innovations, plans, strategies, pricing, costs, financial information, employee information, forecasts and current and prospective customer and supplier lists. The Executive shall not, during the Term or at any time thereafter, except as may be required in the course of the performance of her duties hereunder (including pursuant to Section 7.5 below) and except with respect to any litigation or arbitration involving the Agreement, including the enforcement hereof, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any Confidential Information acquired by the Executive during, or as a result of, her employment with the Company, without the prior written consent of the Company. Without limiting the foregoing, the Executive understands that the Executive shall be prohibited from misappropriating any trade secret of the Company Group or of the clients or customers of the Company Group acquired by the Executive during, or as a result of, her employment with the Company, at any time during or after the Term.

7.2 Return of Property. Upon the termination of the Executive’s employment for any reason, all Company Group property that is in the possession of the Executive, including all documents, records, drug formulations, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials that contain Confidential Information that are in the possession of the Executive, including all copies thereof, shall be promptly returned to the Company. Anything to the contrary herein notwithstanding, the Executive shall be entitled to retain (i) papers and other materials of a personal nature, including photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing her compensation or relating to reimbursement of expenses, (iii) information that she reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to her employment, or termination thereof, with the Company.
7.3 Prohibition on Use of Confidential Information to Solicit Customers and Prospects. During the Executive’s employment, the Executive shall not engage in any other employment or activity that might materially interfere with or be in direct competition with the interests of the Company Group. Furthermore, the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) during the Term (except in the good faith performance of her duties) and for a period of 24 months thereafter, solicit, aid or induce any employee, representative or agent of the Company to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, (ii) during the Term (except in the good faith performance of her duties) and for a period of 12 months thereafter, use any Confidential Information or trade secrets of the Company Group to solicit, aid, or induce (or attempt to do any of the foregoing), directly or indirectly, any customer or prospective customer of the Company with whom the Executive in any way dealt at any time during the last two years of her employment to purchase goods or services then sold by the Company from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer or (iii) during the Term (except in the good faith performance of her duties) and for a period of 24 months thereafter, use any Confidential Information or trade secrets to interfere in any manner with the relationship of the Company and any of its vendors. An employee, representative or agent shall be deemed covered by the Section while so employed or retained by the Company and for six months thereafter. Anything to the contrary herein notwithstanding, the following shall not be deemed a violation of the Section 7.3: (a) the Executive’s responding to an unsolicited request for an employment reference regarding any former employee of the Company from such former employee, or from a third party, by providing a reference setting forth her personal views about such former employee; or (b) if an entity with which the Executive is associated hires or engages any employee of the Company, if the Executive was not, directly or indirectly, involved in hiring or identifying such person as a potential recruit or assisting in the recruitment of such employee. For purposes hereof, the Executive shall be deemed to have been involved “indirectly” in soliciting, hiring or identifying an employee only if the Executive (x) directs a third party to solicit or hire the Employee, (y) identifies an employee to a third party as a potential recruit or (z) aids, assists or participates with a third party in soliciting or hiring an employee.

7.4 Non-Disparagement. At no time during or within five years after the Term shall the Executive, directly or indirectly, disparage the Company Group or any of the Company Group’s past or present employees, directors, products or services. The Company shall advise its senior officers and the members of the Board (while serving in such capacities) not to disparage the Executive during the period. Notwithstanding the foregoing, nothing in the Section 7.4 shall prevent any person from making any truthful statement to the extent (i) necessary to rebut any untrue public statements made about her or her; (ii) necessary with respect to any litigation, arbitration or mediation involving the Agreement and the enforcement thereof; (iii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction over such person; or (iv) made as good faith competitive statements in the ordinary course of business.
7.5 Cooperation. Upon the receipt of reasonable notice from the Company (including the Company’s outside counsel), the Executive shall, while employed by the Company and thereafter, respond and provide information with regard to matters of which the Executive has knowledge as a result of the Executive’s employment with the Company and will provide reasonable assistance to the Company Group and its representatives in defense of any claims that may be made against the Company Group (or any member thereof), and will provide reasonable assistance to the Company Group in the prosecution of any claims that may be made by the Company Group (or any member thereof), to the extent that such claims may relate to matters related to the Executive’s period of employment with the Company (or any predecessors). Any request for such cooperation shall take into account the Executive’s personal and business commitments. The Executive shall promptly inform the Company (to the extent the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company Group (or any member thereof) or their actions, regardless of whether a lawsuit or other proceeding has then been filed with respect to such investigation. If the Executive is required to provide any services pursuant to the Section 7.5 following the Term, upon presentation of appropriate documentation, the Company shall promptly reimburse the Executive for reasonable out-of-pocket travel, lodging, communication and duplication expenses incurred in connection with the performance of such services and in accordance with the Company’s expense policy for its senior officers, and for reasonable legal fees to the extent the Board in good faith believes that separate legal representation is reasonably required. The Executive’s entitlement to reimbursement of such costs and expenses, including legal fees, pursuant to the Section 7.5, shall in no way affect the Executive’s rights, if any, to be indemnified and/or advanced expenses in accordance with the Company’s (or any of its subsidiaries’) corporate or other organizational documents, any applicable insurance policy, and/or in accordance with the Agreement.
7.6 Remedies and Reformation. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in the Section 7 may result in material and irreparable injury to the Company, or its affiliates or subsidiaries, for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat the Company shall be entitled to a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by the Section 7 or such other relief as may be required specifically to enforce any of the covenants in the Section 7. If for any reason it is held that the restrictions under the Section 7 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in the Section as will render such restrictions valid and enforceable.

7.7 Violations. In the event of any violation of the provisions of the Section 7, the Executive acknowledges and agrees that: (a) the post-termination restrictions contained in the Section 7 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation; (b) any severance payable which remains unpaid or other benefits yet to be received under Section 5.4.2 or 5.4.3 shall be forfeited by the Executive; and (c) any vested options not exercised as of the date of any violation of the provisions of the Section 7 shall be forfeited.
8. INDEMNIFICATION; DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE
During the Term and thereafter, the Company shall indemnify and hold harmless the Executive and her heirs and representatives as, and to the extent, provided in the Company’s by-laws. During the Term and thereafter, the Company shall also cover Executive under the Company’s directors’ and officers’ liability insurance on the same basis as it covers other senior executive officers and directors of the Company.
9. MISCELLANEOUS
9.1 Notices. All notices or communications hereunder shall be in writing, addressed as follows (or to such other address as either party may have furnished to the other in writing by like notice):

To the Company:	Impax Laboratories, Inc. 121 New Britain Boulevard Chalfont, PA 18914 Attn: Chairman, Compensation Committee
To the Executive, at the last address for the Executive on the books of the Company.
All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission, (iii) if sent by overnight courier, one business day after being sent by overnight courier, or (iv) if sent by registered or certified mail, postage prepaid, return receipt requested, on the fifth day after the day on which such notice is mailed.
9.2 Severability. Each provision of the Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Agreement.

9.3 Binding Effect; Benefits. Executive may not delegate her duties or assign her rights hereunder. No rights or obligations of the Company under the Agreement may be assigned or transferred by the Company other than pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets or businesses of the Company and assumes the liabilities, obligations and duties of the Company under the Agreement, either contractually or by operation of law. The Company further agrees that, in the event of any disposition of its business and assets described in the preceding sentence, it shall use its best efforts to cause such assignee or transferee expressly to assume the liabilities, obligations and duties of the Company hereunder. For the purposes of the Agreement, the term “Company” shall include the Company and, subject to the foregoing, any of its successors and assigns. The Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.
9.4 Modification of Termination Benefits. In the event that RiskMetrics Group or a proxy advisory firm of similar stature recommends that stockholders do not vote in favor of the election of any of the Company’s Directors because of any provision of Sections 5 or 7 of the Agreement, the Executive shall, upon request of the Company, enter into an amendment of the Agreement modifying or eliminating such provision to the extent necessary to cause withdrawal of such recommendation.
9.5 Entire Agreement. The Agreement, including the Exhibits hereto, represents the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements, proposed terms, or understandings between the Company and the Executive, including without limitation the Former Offer. The Agreement (including any of the Exhibits hereto) may be amended, modified or replaced at any time by mutual written agreement of the parties hereto. In the case of any conflict between any express term of the Agreement and any statement contained in any plan, program, arrangement, employment manual, memorandum or rule of general applicability of the Company, the Agreement shall control.
9.6 Withholding. The payment of any amount pursuant to the Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required by applicable law.
9.7 Governing Law. The Agreement and the performance of the parties hereunder shall be governed by the internal laws (and not the law of conflicts) of the State of Delaware.
9.8 Arbitration. Any dispute or controversy, including but not limited to statutory discrimination claims and claims involving a class, arising under or in connection with the Agreement or the Executive’s employment with the Company, other than injunctive relief under Section 7.7 hereof, shall be settled exclusively by arbitration, conducted before a single arbitrator in San Francisco, California (applying Delaware law) in accordance with the Commercial Arbitration Rules and Procedures of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome (a) each party shall pay all its own costs and expenses, including without limitation its own legal fees and expenses, and (b) joint expenses shall be borne equally among the parties. EACH PARTY WAIVES RIGHT TO TRIAL BY JURY.

9.9 Section 409A of the Code.
9.9.1 It is intended that the provisions of the Agreement comply with Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of the Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. If any provision of the Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A, the Company shall, upon the specific request of the Executive, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to the Executive and the Company of the applicable provision shall be maintained, but the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company. The Company shall timely use its reasonable business efforts to amend any plan or program in which the Executive participates to bring it in compliance with Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Code Section 409A so long as it has acted in good faith with regard to compliance therewith.
9.9.2 A termination of employment shall not be deemed to have occurred for purposes of any provision of the Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of the Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service. If the Executive is deemed on the Date of Termination to be a “specified employee,” within the meaning of that term under Section (a)(2)(B) of Code Section 409A (“Code Section 409(a)(2)(B)”)and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment, the providing of any benefit or any distribution of equity made subject to the Section 9.9.2, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), and any other payment, the provision of any other benefit or any other distribution of equity that is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (ii) the date of the Executive’s death. On the first day of the seventh month following the date of Executive’s Separation from Service or, if earlier, on the date of her death, (x) all payments delayed pursuant to the Section 9.9.2 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under the Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein and (y) all distributions of equity delayed pursuant to the Section 9.9.2 shall be made to the Executive. In addition to the foregoing, to the extent required by Code Section 409A(a)(2)(B), prior to the occurrence of both a Disability termination as provided in Section 5.1.2 hereof and the Executive’s becoming “disabled” under Code Section 409A, the payment of any compensation to the Executive under the Agreement shall be suspended for a period of six months commencing at such time that the Executive shall be deemed to have had a Separation from Service because either (A) a sick leave ceases to be a bona fide sick leave of absence, or (B) the permitted time period for a sick leave of absence expires (an “SFS Disability”), without regard to whether such SFS Disability actually results in a Disability termination. Promptly following the expiration of such six-month period, all compensation suspended pursuant to the foregoing sentence (whether it would have otherwise been payable in a single sum or in installments in the absence of such suspension) shall be paid or reimbursed to the Executive in a lump sum. On any delayed payment date under the Section 9.9.2, there shall be paid to the Executive or, if the Executive has died, to her estate, in a single cash lump sum together with the payment of such delayed payment, interest on the aggregate amount of such delayed payment at the Delayed Payment Interest Rate (as defined below) computed from the date on which such delayed payment otherwise would have been made to the Executive until the date paid. For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the short term Applicable Federal Rate as of the business day immediately preceding the payment date for the applicable delayed payment.
9.9.3 With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code and the regulations and guidance promulgated thereunder solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.
9.10 Survival. Except as otherwise expressly set forth in the Agreement, upon the expiration of the Term, the respective rights and obligations of the parties shall survive such expiration to the extent necessary to carry out the intentions of the parties as embodied in the Agreement. The Agreement shall continue in effect until there are no further rights or obligations of the parties outstanding hereunder and shall not be terminated by either party without the express prior written consent of both parties.
9.11 Counterparts. The Agreement may be executed in counterparts (including by electronic transmission) which, when taken together, shall constitute one and the same agreement of the parties.

9.12 Company Representations. The Company represents and warrants to the Executive that (i) the execution, delivery and performance of the Agreement (and the agreements referred to herein) by the Company has been fully and validly authorized by all necessary corporate action, (ii) the officer signing the Agreement on behalf of the Company is duly authorized to do so, (iii) the execution, delivery and performance of the Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company is a party or by which it is bound and (iv) upon execution and delivery of the Agreement by the Executive and the Company, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused the Agreement to be duly executed and the Executive has hereunto set her hand, as of the date first set forth above.

IMPAX LABORATORIES, INC.
By:	/s/ Larry Hsu
	Name:	Larry Hsu
	Title:	President & CEO

/s/ Carole Ben-Maimon
Carole Ben-Maimon

EXHIBIT A
Form of General Release and Waiver
The General Release and Waiver (the “Release”) is entered into effective as of                      _____, 20_____, by                      (the “Executive”) in favor of Impax Laboratories, Inc. (the “Company”).
1. Confirmation of Termination. The Executive’s employment with the Company is terminated as of                     , 20_____ (the “Termination Date”). Except as set forth in the Employment Agreement (as defined below), the Executive acknowledges that the Termination Date is the termination date of her employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company. The Executive acknowledges and agrees that the Company shall not have any obligation to rehire the Executive, nor shall the Company have any obligation to consider her for employment, after the Termination Date. The Executive agrees that she will not seek employment with the Company at any time in the future.
2. Resignation. Effective as of the Termination Date, the Executive hereby resigns as an officer and director of the Company and any of its affiliates and from any such positions held with any other entities at the direction or request of the Company or any of its affiliates. The Executive agrees to promptly execute and deliver such other documents as the Company shall reasonably request to evidence such resignations. In addition, the Executive hereby agrees and acknowledges that the Termination Date shall be date of her termination from all other offices, positions, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company or any of its affiliates.
3. Termination Benefits. Upon the Executive’s execution and delivery of the Release and failure to revoke it within the time specified in Section 10 below, then, subject to Section 9 below, the Executive will be entitled to the payments and benefits (subject to taxes and all applicable withholding requirements) set forth under Section [5.4.2] [5.4.3] of the Employment Agreement effective as of April _____, 2011 between the Company and the Executive (the “Employment Agreement”) and the distribution with respect to the restricted stock and stock options set forth under Section [5.4.2] [5.4.3] [5.4.6] of the Employment Agreement (the “Termination Benefits”). Notwithstanding anything herein to the contrary, the Amounts and Benefits (as defined in the Employment Agreement) shall not be subject to the Executive’s execution of the Release. The Executive acknowledges and agrees that the Termination Benefits exceed any payment, benefit, or other thing of value to which the Executive might otherwise be entitled under any policy, plan or procedure of the Company and/or any agreement between the Executive and the Company, except as provided above.

4. General Release and Waiver. In consideration of the Termination Benefits, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Executive for herself and for her heirs, executors, administrators, trustees, legal representatives and assigns (collectively, the “Releasors”), hereby releases, remises, and acquits the Company and its affiliates and all of their respective past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, any of their successors and assigns, assets, employee benefit plans or funds, and any of their respective past and/or present directors, officers, fiduciaries, agents, trustees, administrators, managers, supervisors, shareholders, investors, employees, legal representatives, agents, counsel and assigns, whether acting on behalf of the Company or its affiliates or, in their individual capacities (collectively, the “Releasees” and each a “Releasee”) from any and all claims, known or unknown, which the Releasors have or may have against any Releasee arising on or prior to the date of the Release and any and all liability which any such Releasee may have to the Releasors, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated, including but not limited to (a) any claim under the Age Discrimination in Employment Act of 1967 including the Older Workers Benefits Protection Act, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1866, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Immigration Reform and Control Act of 1986, the Employee Retirement Income Security Act of 1974, (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company, subject to the terms and conditions of such plan and applicable law), and the Sarbanes-Oxley Act of 2002, all as amended; (b) any claim under the California Fair Employment and Housing Act and any other provision of the California employment law, all as amended, the Pennsylvania Human Relations Act, and any other provision of the Pennsylvania employment law as amended or any other similar state or local laws; (c) any claim under any other Federal, state, or local law and any workers’ compensation or disability claims under any such laws to the extent such claims are waivable; and (d) any claim for attorneys’ fees, costs, disbursements and/or the like. The Release includes, without limitation, any and all claims arising from or relating to the Executive’s employment relationship with Company and her service relationship as an officer or director of the Company or any of its affiliates, or as a result of the termination of such relationships. Notwithstanding any other provision of the Release, the Release is not intended to interfere with the Executive’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) in connection with any claim she believes she may have against any Releasee. However, by executing the Release, the Executive hereby waives the right to recover in any proceeding the Executive may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on the Executive’s behalf. The Release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, punitive damages, and attorneys’ fees. The Release shall not apply to (i) the obligation of the Company to provide the Executive with the Amounts and Benefits and the Termination Benefits and any provision relating thereto under the Employment Agreement; (ii) the Executive’s rights to indemnification from the Company or rights to be covered under any applicable insurance policy with respect to any liability the Executive incurred or might incur as an employee, officer or director of the Company including, without limitation, the Executive’s rights under Section 8 of the Employment Agreement; or (iii) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive, on the one hand, and Company or any other Releasee, on the other hand, are jointly liable.

The Executive waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of California, to the extent applicable, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
The Executive hereby acknowledges that the foregoing waiver is an essential and material term of the Release.
5. Continuing Covenants. The Executive acknowledges and agrees that she remains subject to the provisions of Section 7 of the Employment Agreement which shall remain in full force and effect for the periods set forth therein.
6. No Admission. The Release does not constitute an admission of liability or wrongdoing of any kind by the Company or any other Releasee. The Release is not intended, and shall not be construed, as an admission that any Releasee has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against any Releasor.
7. Heirs and Assigns. The terms of the Release shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.
8. Miscellaneous. The Release will be construed and enforced in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law. If any provision of the Release is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions will be enforced to the maximum extent possible. The parties acknowledge and agree that, except as otherwise set forth herein, the Release constitutes the complete understanding between the parties with regard to the matters set forth herein and, except as otherwise set forth herein, supersede any and all agreements, understandings, and discussions, whether written or oral, between the parties. No other promises or agreements are binding unless in writing and signed by each of the parties after the Release Effective Date (as defined below). Should any provision of the Release require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing the Release shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

9. Knowing and Voluntary Waiver. The Executive acknowledges that she: (a) has carefully read the Release in its entirety; (b) has had an opportunity to consider it for at least 21 days; (c) is hereby advised by the Company in writing to consult with an attorney of her choosing in connection with the Release; (d) fully understands the significance of all of the terms and conditions of the Release and has discussed them with her independent legal counsel, or had a reasonable opportunity to do so; (e) has had answered to her satisfaction any questions she has asked with regard to the meaning and significance of any of the provisions of the Release and has not relied on any statements or explanations made by any Releasee or their counsel; (f) understands that she has seven days in which to revoke the Release (as described in Section 10) after signing it and (g) is signing the Release voluntarily and of her own free will and agrees to abide by all the terms and conditions contained herein.
10. Effective Time of Release. The Executive may accept the Release by signing it and delivering it to the Company as provided in Section 9.1 of the Employment Agreement within 21 days of her receipt hereof. After executing the Release, the Executive will have seven days (the “Revocation Period”) to revoke the Release by indicating her desire to do so in writing delivered to the Company in accordance with Section 9.1 of the Employment Agreement by no later than 5:00 p.m. EST on the seventh day following the date on which she executes and delivers the Agreement. The effective date of the Agreement shall be the eighth day after the Executive executes and delivers the Agreement (the “Release Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. If the Executive does not execute the Release or exercises her right to revoke hereunder, she shall forfeit her right to receive any of the Termination Benefits, and to the extent such Termination Benefits have already been provided, the Executive agrees that she will immediately reimburse the Company for the amounts of such payment.
IN WITNESS WHEREOF, the Executive has duly executed the Release as of the date first set forth above.

EXECUTIVE:

Name:

A-4